Exhibit 10.3

July 30, 2016

Charles Zhang

Chairman of the Board

Sohu.com Inc.

Re:	Amendment of Termination Agreement

Dear Charles,

Reference is hereby made to a letter agreement dated June 8, 2016 between Sohu.com Inc., a Delaware corporation (“Sohu”), and me (the “Termination Agreement”) in connection with my resignation from my positions as President and Chief Financial Officer of Sohu, effective at the close of business on July 31, 2016 (the “Termination Date”).

Reflecting discussions between us, in recognition of my commitment to diligently provide consulting services to Sohu from August 1, 2016 through December 31, 2016 and other good and valuable consideration, Sohu and I hereby amend the Termination Agreement:

1.	To provide that options held by me for the purchase of Sohu common stock that are vested as of July 31, 2016, which the existing Termination Agreement (in the first sentence of paragraph (f) thereof) states “will remain vested and exercisable by me,” will remain vested and exercisable by me through December 31, 2017; and

2.	By deleting the second, third, and fourth sentences of paragraph (f) of the Termination Agreement in their entirety and replacing them with the following:

“Options held by me for the purchase from Sohu.com (Search) Limited (“Sohu Search”) of 720,000 Class A ordinary shares of Sogou Inc. (“Sogou”), which are fully vested as of July 31, 2016, will remain vested and exercisable by me through December 31, 2017. Upon or promptly after my exercise of such options and my payment of the exercise price in full to Sohu Search, I will sell to Sogou, and Sohu will cause Sogou to purchase from me, all of the 720,000 Class A ordinary shares of Sogou purchased upon such exercise for a purchase price of $10 per share, or a total of $7,200,000. Sohu will cause Sogou to make payment of such purchase price to me promptly upon such sale and purchase in US dollars, to a bank account designated by me. Sohu hereby confirms that the purchase of such 720,000 Class A ordinary shares by Sogou from me has been approved by the board of directors of Sogou. Treatment of unvested options held by me for the purchase from Sohu Search of 2,400,000 Class A ordinary shares of Sogou will be based on and subject to discussions between Sohu and me regarding my future roles and responsibilities for Sogou.”

The Termination Agreement, as amended by this letter, will remain in full force and effect on and after the date hereof.

This letter will be governed by and construed in accordance with the laws of the State of New York, without regard to the doctrine of conflict of laws. This letter may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

Please confirm Sohu’s agreement to the foregoing by executing this letter as indicated below.

[Signature Page Follows.]

Very truly yours,

/s/ Carol Yu
Carol Yu

Accepted and agreed to:

By:	/s/ Charles Zhang
Charles Zhang
Sohu.com Inc.
Chairman of the Board and Chief Executive Officer

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